Exhibit 10.41

AMENDMENT NO. 2

TO

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

AMENDMENT NO. 2 to the SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, dated March 4, 2010 (“Amendment”), among Echo Metrix, Inc., a Delaware corporation (the “Company”) and Rock Island Capital, LLC, and/or assigns, a Florida limited liability company (“Rock Island” or the “Buyer”).

BACKGROUND

Pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, and entered into by and among the Company and Rock Island, as amended by that certain Amendment No. 1 to the Series B Convertible Preferred Stock Purchase Agreement, dated September 4, 2009, in addition to any and all other addenda thereto (collectively, the “Agreement”), the Company has agreed to sell to Rock Island or its designees, and Rock Island has agreed to purchase from the Company, an aggregate of 550,055 shares of the Company’s Series B Preferred Stock for an aggregate price of $5,000,000.  The parties now desire to enter into this Amendment to modify the terms of the Agreement as more specifically set forth herein.

All capitalized terms used but not defined herein shall have the meanings assigned them in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree to amend the Agreement as follows:

1.           Amendment to Definitions.  (a) The definition of “Certificate of Designations” in Section 1.1 shall be deleted in its entirety and, in lieu thereof, the following new definition of “Certificate of Designations” is inserted and Exhibit A (being in the form of Exhibit A to this Amendment) is hereby added:

“Certificate of Designations” shall mean the Amended and Restated Certificate of Designations of Series B Preferred Stock of the Company, attached hereto as Exhibit A.

(b) The following new definition of “Cashless Warrants” shall be inserted in Section 1.1:

“Cashless Warrants” shall mean warrants to purchase 50,000,000 shares of Common Stock with an exercise price per share of $0.03 and a term of five years, which warrants shall be exercisable on a cashless basis.

(c) The following new definition of “Non-Cashless Warrants” shall be inserted in Section 1.1:

“Non-Cashless Warrants” shall mean warrants to purchase 50,000,000 shares of Common Stock with an exercise price per share of $0.06 and a term of five years, which warrants shall not be exercisable on a cashless basis; provided, however, that if the closing price of the Company’s common stock as quoted on an applicable trading market  has a volume-weighted average price of less than $0.06 for a thirty-day period during the term of such warrants, the exercise price per share of the Non-Cashless Warrants shall be lowered to $0.03.

(d) The following new definition of “Exempt Issuance” shall be inserted in Section 1.1:

”Exempt Issuance” shall mean the issuance by the Company of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) except as otherwise expressly provided for in Section 2.7, securities pursuant to this Agreement (as amended) or securities issued upon the exercise or exchange of or conversion of any securities issued pursuant to this Agreement (as amended), (c) securities issuable pursuant to agreements outstanding as of the date of this Amendment and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Amendment, provided that such securities have not been amended since the date of this Amendment to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, , (d) securities issuable pursuant to the Amended and Restated Certificate of Designations and (e) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.  Notwithstanding the above, no issuance shall be an Exempt Issuance that would reduce Rock Island’s ownership interest to below 51% of the Company on a fully-diluted basis.

2.           Amendment to Section 2.1.  Section 2.1 of the Agreement shall be amended to replace the reference to “January 8, 2010” with a reference to “the date that the aggregate purchase price has been fully paid.”

3.           (a) Amendment to Section 2.2. Section 2.2 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.2 is inserted:

2.2  Issuance and Delivery of the Purchase Shares; Cancellation of Securities

(a) Following receipt by the Company of each payment of the Purchase Price in accordance with Section 2.4 below, the Company shall issue and deliver to the Buyer, within five (5) days of such payment or the date of this Amendment, whichever is later, certificates representing the pro rata portion paid for by such tranche of each of the Purchase Shares, the Cashless Warrants, the Non-Cashless Warrants, and 45 million shares of Common Stock (such 45 million shares of Common Stock being referred to herein as the “Additional Shares”). References to Purchase Shares in this Agreement shall include references to the Cashless Warrants, the Non-Cashless Warrants, the Additional Shares, and the shares of common stock issuable upon exercise of the Cashless Warrants and the Non-Cashless Warrants.

(b) For clarity, subject to the terms and conditions of the Agreement, as amended by this Amendment, the Company shall issue to Rock Island, (i) with respect to tranche one, 40% of the Purchase Shares, consisting of 220,022 shares of Series B Preferred Stock, Cashless Warrants to purchase 20,000,000 shares of Common Stock, Non-Cashless Warrants to purchase 20,000,000 shares of Common Stock, and 18,000,000 Additional Shares, (ii) with respect to tranche two, 6% of the Purchase Shares, consisting of 33,003 shares of Series B Preferred Stock, Cashless Warrants to purchase 3,000,000 shares of Common Stock, Non-Cashless Warrants to purchase 3,000,000 shares of Common Stock, and 2,700,000 Additional Shares, (iii) with respect to tranche three, 4% of the Purchase Shares, consisting of 22,002 shares of Series B Preferred Stock, Cashless Warrants to purchase 2,000,000 shares of Common Stock, Non-Cashless Warrants to purchase 2,000,000 shares of Common Stock, and 1,800,000 Additional Shares, (iv) with respect to tranche four, 10% of the Purchase Shares, consisting of 55,006 shares of Series B Preferred Stock, Cashless Warrants to purchase 5,000,000 shares of Common Stock, Non-Cashless Warrants to purchase 5,000,000 shares of Common Stock, and 4,500,000 Additional Shares, and (v) with respect to tranche five, 40% of the Purchase Shares, consisting of 220,022 shares of Series B Preferred Stock, Cashless Warrants to purchase 20,000,000 shares of Common Stock, Non-Cashless Warrants to purchase 20,000,000 shares of Common Stock, and 18,000,000 Additional Shares.

(c) For clarity, any and all warrants previously issued to Rock Island pursuant to the Agreement and/or any prior amendment thereto are hereby cancelled.  Rock Island shall return the certificates for any such warrants to the Company within five business days of the execution of this Amendment (provided that, the failure of Rock Island to return such certificate to the Company shall not affect the cancellation of such warrants, which cancellation shall be effective upon execution of this Amendment).

(d) For clarity, the obligation to issue warrants pursuant to this Section 2.2 is in lieu of the obligation to issue warrants to referenced on Schedule 1 to the Agreement. Such reference to issuing warrants on Schedule 1 to the Agreement is hereby deleted in its entirety.

4.           Amendment to Section 2.4. Section 2.4 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.4 is inserted:

2.4           Delivery of Purchase Price.  The aggregate Purchase Price shall be paid by the Buyer to the Company by wire transfer in the following five tranches:

 (a) in tranche one, the sum of $2,000,000.00 shall be wire transferred to the Company in accordance with the wire transfer instructions attached hereto on or before September 9, 2009 (of which the Company acknowledges $2,000,000 was received by such date);

(b) in tranche two, the sum of $300,000.00 shall be wire transferred to the Company upon execution of this Amendment, which has been duly approved by the board of directors of the Company (of which the Company acknowledges $100,000 was received );

(c) in tranche three, the sum of $200,000.00 shall be wire transferred to the Company no later than the date that is eight (8) days following the date that the Certificate of Designations is filed with the Secretary of State of the State of Delaware;

(d) in tranche four, the sum of $500,000.00 shall be wire transferred to the Company no later than twenty-one (21) business days after the  tranche three payment; and

(e) in tranche five, the sum of $2,000,000.00 shall be wire transferred to the Company no later than thirty (30) days after the tranche four payment (the aggregate payments of each of the five tranches constituting the “Aggregate Purchase Price”).

 Notwithstanding anything to the contrary herein, the Buyer may, at its sole option and without prior notice to the Company, prepay all remaining amounts of the Aggregate Purchase Price due hereunder.

5.           Amendment to Section 2.7.  Section 2.7 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.7 is inserted:

2.7.        Preemptive Rights.          So long as (i) the Buyer has made payments in a timely manner as set forth in Section 2.4 of the Agreement (as amended) and (ii) the Buyer, or the members of the Buyer as of September 9, 2009 (including any member of the Buyer to whom rights or securities purchased under the Agreement were assigned, still beneficially own at least 66% of the 550,055 shares of the Company’s Series B Preferred Stock purchased pursuant to the Agreement (as amended), the Buyer shall have each of the separate preemptive rights described in subsections (a)-(e) below:

(a)  Except with respect to an Exempt Issuance, for a period of five years commencing on the date of this Amendment, if the Company issues shares of common stock, options, warrants common stock equivalents or any other securities that are exercisable or exchangeable for, or convertible into, common stock, the Buyer shall have the right to purchase from the Company a number of shares of Common Stock equal to the amount necessary for the Buyer to maintain its percentage interest in the Company on a post-issuance and fully-diluted basis at a price equal to the lesser of eight cents ($0.08) per share or 50% of the third party’s purchase price or exercise or conversion price to acquire the third party’s shares, as applicable (provided that the Buyer’s minimum purchase price pursuant to this Section 2.7(a) shall be five cents ($0.05)) (such price being the “Pre-emptive Purchase Price”).

(b)          Except with respect to an Exempt Issuance, if the Company issues shares of Common Stock or options, warrants, common stock equivalents or other securities that are exercisable or exchangeable for, or convertible into, Common Stock to a third party in exchange for services, assets or other property, then for a period of one (1) year following the date that such securities are issued to such third party, the Buyer shall have the right to purchase an equivalent number of securities from the Company at a price equal to the Pre-emptive Purchase Price.

(c)          Except with respect to an Exempt Issuance, for a period of three (3) years from the date of this Amendment, for each share of Common Stock that is acquired by a third party by way of any of the mechanisms described in subsections (i)-(iv) of this Section 2.7(c), Rock Island shall be entitled to purchase from the Company a share of Common Stock at a price equal to the Pre-emptive Purchase Price:

(i) any options or warrants of the Company existing on the date of this Amendment are exercised;

(ii) any bridge loans of the Company are converted into shares of Common Stock,

(iii) any notes of the Company converted into shares of Common Stock, or

(iv) any shares of the Series A Preferred Stock of the Company are converted.

(d)          Except with respect to an Exempt Issuance, after September 9, 2009, for a period of five years commencing on the date of this Amendment, if the Company issues shares of Common Stock, options, warrants, common stock equivalents or any other securities that are exercisable or exchangeable for, or convertible into, Common Stock, the Buyer shall (i) in the case of warrants, options or other securities that are exercisable or exchangeable for, or convertible into, Common Stock, be entitled to immediately receive warrants to purchase such number of shares of Common Stock that is equal to the number of shares of Common Stock underlying the options, warrants or other securities for no additional consideration and with an exercise price of $0.03 per share, and (ii) in the case of the issuance of shares of Common Stock, the Buyer shall immediately have the right to purchase an equal number of shares at a purchase price of $0.03 per share.

(e)          For a period of five years commencing on the date of this Amendment, in the event that the Company is required to issue shares pursuant to any legal settlement, judicial order, or pre-existing agreement, the Buyer shall be issued an equal number of shares of Common Stock as is necessary to maintain its original percentage of share ownership of the Company on a fully-diluted basis, at no additional cost and without the need to provide any additional consideration.

6. Addition of Section 4.10. Section 4.10 below shall be added to the Agreement following Section 4.9.

4.10. Own Account. Buyer is acquiring the Purchase Shares as principal for its own account and not with a view to or for distributing or reselling such Purchase Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Purchase  Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Purchase Shares (this representation and warranty not limiting Buyer's right to sell the Purchase Shares pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.

7.   Addition of Section 4.11. Section 4.11 below shall be added to the Agreement following Section 4.10.

4.11. Experience of Buyer. Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchase Shares, and has so evaluated the merits and risks of such investment. Buyer is able to bear the economic risk of an investment in the Purchase Shares and, at the present time, is able to afford a complete loss of such investment.

8. Addition of Section 4.12. Section 4.12 below shall be added to the Agreement following Section 4.11.

4.12. General Solicitation. Buyer is not purchasing the Purchase Shares as a result of any advertisement, article, notice or other communication regarding the Purchase Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

9.           Amendment to Section 3.13. Section 3.13 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 3.13 is inserted:

3.13          Sale of Additional Shares of Stock.   From and after the period from the payment of the first tranche of $2,000,000, provided that Buyer shall comply with its obligation to pay the Purchase Price in a timely fashion as set forth in this agreement, the Company shall not sell any class of shares of stock or take any action to dilute the Buyer’s interest in the Company without the consent of Buyer, (provided that, Buyer specifically consents to issuance of securities totaling 400,000 shares of common stock in connection with bridge notes received in January and February 2010) Buyer may withhold in Buyer’s sole discretion, except for any Exempt Issuance and any existing warrants and options that are exercised and for conversions of existing notes payable as part of the Company’s current normal course of business.  In the event that Buyer shall fail to timely pay any subsequent tranche payment, then upon 10 days notice to Buyer and right to cure, the Company shall be free to sell shares of stock and/or dilute as otherwise permitted by applicable law.

10.         Amendment of Article VII.           Article VII, Registration Rights, of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Article VII, Registration Rights, is inserted:

Provided that the Buyer has made payments in a timely manner as set forth in Section 2.4 of this Agreement, the Buyer as of September 9, 2009 (including any member of the Buyer to whom rights or securities purchased under the Agreement (as amended) were assigned) still beneficially owns at least 66% of the 550,055 shares of the Company’s Series B Preferred Stock purchased pursuant to the Agreement, within thirty days of the receipt of the aggregate Purchase Price by the Company, and subject to any limitations imposed by Rule 415 (“Rule 415”) under the Securities Act or by the SEC with respect to interpretations thereof or thereunder, the Company shall prepare and file with the SEC a registration statement on Form S-1 (or such other form as may be appropriate) (the “Registration Statement”), covering the resale of the Additional shares, shares of Common Stock issuable upon Cashless Warrants and Non-Cashless Warrants actually issued pursuant to the Agreement (as amended) (collectively, the “Registrable Securities”), and shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than ninety (90) days following the filing of such Registration Statement (150 days if the SEC issues comments).

The Company shall use its best efforts to cause the Registration Statement to remain effective under the Securities Act, including, without limitation, the prompt filing of post-effective amendments and supplements, to permit the Buyer or any transferees therefrom to dispose of Registrable Securities in such registration for a period commencing as of the Closing and ending on the earliest to occur of (i) the date on which all such Registrable Securities which have not been previously sold to the public pursuant to the Registration Statement can be sold to the public under Rule 144, and (ii) the date on which all such Registrable Securities have been sold to the public pursuant to the Registration Statement in accordance with the intended method of distribution thereof.

All costs and expenses of any registration and qualification of the Registrable Securities pursuant to this Article VI shall be borne by the Company, other than (i) any costs and expenses of counsel, accountants, or other advisors retained by the Buyer and (ii) all transfer, franchise, capital or other taxes, if any, applicable to the Registrable Securities which shall be paid by the Buyer.

Notwithstanding anything to the contrary in this Agreement (as amended), shares of Common Stock which may be disposed of without restriction under Rule 144 under the Securities Act of 1933, as amended, will not be deemed to be Registrable Securities and the holders of such shares of Common Stock will have no registration rights with respect to such shares.

11.         Amendment to Section 8.1. Section 8.1 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 8.1 is inserted:

8.1           By Buyer.  In the event that the Buyer shall fail to timely pay any tranche payment and does not notify the Company in writing at least five (5) days prior to such payment due date (upon which notice Rock Island shall be granted a 7-day extension), Rock Island shall forfeit 3% of the warrants (starting the eighth day after payment was to be received) to be delivered in connection with such payment for each day that such payment is late.  Late is defined as the next business day following the seven day extension.    In addition, if (i) a required tranche payment is not timely made, (ii) the Company provides a notice of mandatory conversion to Rock Island, and (iii) the tranche payment is not made within ten (10) days of receipt of such notice, the Company shall have the right to force the mandatory conversion of all shares of Series B Preferred Stock previously issued to Rock Island into Common Stock, in which case Rock Island shall forfeit their preferred rights under the Certificate of Designations and this Agreement (as amended) after the ten day cure period.  If Buyer shall fail to timely pay any tranche payment, the Company shall have no right to pursue any other remedy against Buyer except as set forth in this Section 8.1.

12.         Termination.  Rock Island may, upon ten (10) days’ prior written notice, terminate the Agreement for any reason; provided, however, if Rock Island provides such notice of termination to the Company, Rock Island shall be obligated to make one final payment to the Company of $300,000 on or prior to the 40th day following the date of such notice; provided, however, that Rock Island shall not be obligated to make such final $300,000 payment if, since the date of this Amendment, there has been any event, condition or change which, singularly or in the aggregate, materially and adversely affects, or could reasonably be expected to materially and adversely affect the assets, liabilities, financial results of operations, financial conditions, business or prospects of the Company.  For clarity, in exchange for the $300,000 payment contemplated hereby, Rock Island shall receive a corresponding pro rata amount of shares and warrants as follows: 33,003 shares of Series B Preferred Stock, Cashless Warrants to purchase 3,000,000 shares of Common Stock, Non-Cashless Warrants to purchase 3,000,000 shares of Common Stock, and 2,700,000 Additional Shares.

13.         No Renegotiation.  Subject to the Company’s compliance with all of the provisions of the Agreement (as amended), Rock Island shall comply with the payment provisions of the Agreement (as amended) and shall not seek to renegotiate such provisions.  If Rock Island seeks to renegotiate the payment provisions of the Agreement (as amended) without the Company’s consent, and the Company is in compliance with all of the provisions of the Agreement, then Rock Island shall be obligated to return to the Company warrants to purchase a total of 5,000,000 shares of Common Stock previously issued pro rata to Rock Island pursuant to the Agreement (as amended). If Rock Island seeks to renegotiate the payment provisions of the Agreement (as amended) without the Company’s consent, and the Company is in compliance with all of the provisions of the Agreement, such warrants shall be deemed cancelled without any additional action required on the part of any party.

14.         Mutual Releases.

(a)           Release by Rock Island. For the consideration and mutual promises specified herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Rock Island, on behalf of itself, its parents, subsidiaries, affiliates, officers, employees, and agents, and each of their predecessors, successors and assigns, representatives, heirs, and any person or entity that claims any right or interest through or on behalf of any of the foregoing (collectively the “Rock Island Releasors”), hereby release and discharge each of the Company and its current subsidiaries, affiliates, partners, divisions, and/or its and their successors, assigns, present directors, officers, representatives, agents, fiduciaries, consultants, or employees or any person acting on behalf of the Company (individually and collectively the “Company Releasees”) from all actions, causes of action, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, obligations, liabilities, guarantees, endorsements, liens, securities interests, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity (collectively, “Claims”), the Rock Island Releasors ever had or now have against any Company Releasees from the beginning of the world to the date of this Amendment (the “Rock Island Claims”).  Notwithstanding the foregoing, the Rock Island Claims do not include (i) any rights of any Rock Island Releasor arising under the Agreement as amended by this Amendment, (ii) any rights of any Rock Island Releasor arising as a result of the ownership of any securities of the Company issued under the Agreement, as amended by this Amendment, and (iii) any rights arising in favor of a Rock Island Releasor after the date hereof.

(b)           Release by Company.  For the consideration and mutual promises specified herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company, on behalf of itself, its parents, subsidiaries, affiliates,  officers, employees, and agents, and each of their predecessors, successors and assigns, representatives, heirs, and any person or entity that claims any right or interest through or on behalf of any of the foregoing (collectively the “Company Releasors”), hereby release and discharge each of Rock Island and its current subsidiaries, affiliates, partners, divisions, and/or its and their successors, assigns, present directors, officers, representatives, agents, fiduciaries, consultants, or employees or any person acting on behalf of Rock Island (individually and collectively the “Rock Island Releasees”) from all Claims the Company Releasors ever had or now have against any Rock Island Releasees from the beginning of the world to the date of this Amendment (the “Company Claims”).  Notwithstanding the foregoing, the Company Claims do not include (i) any rights of any Company Releasor arising under the Agreement as amended by this Amendment, and (ii) any rights arising in favor of a Company Releasor after the date hereof.

15.         Certificate of Designations.   By the fifth (5th) day following execution of this Amendment, the Certificate of Designations shall be approved by the parties hereto.  As soon as practicable following the date of this Amendment, the Company will file the Certificate of Designations with the Secretary of State of the State of Delaware and the SEC.

16.         Capital Expenditures.         From and after the date of this Amendment, any capital expenditure made by the Company individually, or in the aggregate, in excess of $25,000, including capital expenditures to persons or entities which are related or affiliated with each other which in the aggregate exceed $25,000, shall require the express written approval of two officers of the Company.

17.         Increase of Authorized Shares.    The Company shall take such corporate actions as are required to increase its authorized shares of Common Stock as are necessary to issue all of the securities issuable under the Agreement (as amended) promptly after an aggregate of $2,000,000 is received by it under the Agreement (as amended).

18.         Continuation of Agreement.         Notwithstanding anything to the contrary, the Agreement, including all amendments and addenda thereto, remains in full force and effect.  For the avoidance of doubt (i) the Company hereby revokes and waives all rights with respect to the notice to cure contained in that certain letter from the Company to Buyer, dated December 18, 2009, and (ii) the Buyer hereby revokes and waives all rights with respect to the notice of breach contained in that certain letter from Buyer to the Company, dated December 28, 2009.

19.         No Other Changes.  All other terms and conditions of the Agreement shall remain in full force and effect as provided in the Agreement.

20.         Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.          Applicable Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of laws thereof.

22.         Headings.  The headings contained in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date set forth above.

ECHO METRIX, INC.

By:	/s/ Jeffrey Greene
Name: Jeffrey Greene
Title: Chief Executive Officer

By:	/s/ Erica Zalbert
Name: Erica Zalbert
Title: Chief Financial Officer

ROCK ISLAND CAPITAL, LLC

By:	/s/Richard Grossfeld
Name: Richard Grossfeld
Title: Managing Partner